Exhibit (b)(iv)

Execution Version

STONE POINT CREDIT ADVISER LLC 20 Horseneck Lane Greenwich, Connecticut 06830

CONFIDENTIAL

July 29, 2024

Elk Bidco Limited

c/o Elk Insurance Holdings, LLC

2100 McKinney Ave Suite 1500

Dallas, TX 75201

Attention: Joshua Peck

Project Elk
Preferred Equity Commitment Letter

Ladies and Gentlemen:

Elk Bidco Limited, an exempted Bermuda company (the “Company” or “you”), formed at the direction of Sixth Street Partners, LLC (together with any fund, investment vehicle or managed account arrangement established, managed, operated and/or advised by Sixth Street Partners, LLC or any of its affiliates or by any of their respective affiliates, collectively, the “Sponsor”), has advised Stone Point Credit Adviser LLC (on behalf of its affiliates and any funds, accounts or other investment vehicles managed or advised by it or its affiliates, “Stone Point”) (the “Commitment Party”, “we” or “us”) that it intends to consummate the Acquisition and the other Transactions described in the Transaction Description attached hereto as Exhibit A. As used herein, the “Preferred Financing” shall mean $175,000,000 of aggregate preferred equity financing that will be used to consummate the Acquisition and such Transactions. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Exhibits hereto. This commitment letter, together with all Exhibits hereto, is referred to as this “Commitment Letter”.

1.            Commitment. In connection with the foregoing, and subject only to the satisfaction or waiver by us of the conditions expressly set forth in Exhibit C to this Commitment Letter, the Commitment Party hereby commits to provide to the Company, in exchange for preferred shares in the capital of the Company to be issued on the terms set forth on Exhibit B, an amount equal to $175,000,000 of the Preferred Financing (the “Commitment”).

2.            Fees. As consideration for the Commitment Party’s commitment hereunder, you agree to pay, or cause to be paid, the amounts described in the Closing Payment Letter dated the date hereof and delivered in connection with the Preferred Financing (the “Closing Payment Letter”), on the terms and subject to the conditions (including as to timing and amount) set forth therein.

3.            Conditions Precedent. The Commitment Party’s Commitment hereunder is subject solely to the satisfaction or waiver of the conditions expressly set forth in Exhibit C hereto, it being understood and agreed that there are no conditions (implied or otherwise) to the Commitment Party’s Commitment hereunder and there will be no conditions (implied or otherwise) to the availability of the Commitment on the Closing Date (including compliance with the other terms of this Commitment Letter, the Purchase Agreement, the Certificate of Designations or the accuracy of representations and warranties set forth herein or therein) other than those that are expressly set forth in Exhibit C hereto (and upon satisfaction or waiver of such conditions, the funding of the Commitment on the Closing Date shall occur).

4.            Limitation of Liability; Indemnification; Expenses. It is agreed that in no event shall the Commitment Party or any of its affiliates or managed funds or accounts or any of the respective officers, directors, members, partners, employees, agents, advisors, controlling persons, investment committee members and representatives of the foregoing (collectively, the “Commitment Party Related Persons”) or the Company, the Sponsor, the Target or any of their respective affiliates or any of the respective officers, directors, members, employees, agents, advisors, controlling persons and representatives of the foregoing (collectively, the “Company Related Persons”), in each case, have any Liabilities (as defined below), on any theory of liability, for any special, indirect, consequential or punitive damages, in each case, arising out of, in connection with or as a result of this Commitment Letter, the Closing Payment Letter, the transactions contemplated hereby or any related transactions or its activities related to any of the foregoing, provided that the foregoing shall not limit the Company’s or any of its affiliates’ indemnity and reimbursement obligations set forth in this Commitment Letter or the Closing Payment Letter or in any other written agreements to which the Company or any such affiliate is a party, except to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (i) the bad faith, gross negligence or willful misconduct of the Commitment Party or (ii) a material breach by the Commitment Party of its obligations under this Commitment Letter. You and we agree, to the extent permitted by applicable law, to not assert any claims against any Commitment Party Related Person or any Company Related Persons, as applicable, inconsistent with the foregoing. As used herein, the term “Liabilities” shall mean any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

You agree (a) to indemnify and hold harmless the Commitment Party and its affiliates and managed funds and accounts and the respective officers, directors, members, partners, employees, agents, advisors, controlling persons, investment committee members and representatives of the foregoing (collectively, the “indemnified persons”) from and against any and all Liabilities and reasonable and documented out-of-pocket expenses, joint or several, to which any indemnified person may become subject arising out of, in connection with or as a result of this Commitment Letter, the Closing Payment Letter, the use of the proceeds from the Preferred Financing, the transactions contemplated hereby or thereby or any related transaction or any actual or prospective claim, litigation, investigation, arbitration, administrative or regulatory action or proceeding relating to any of the foregoing (including in respect to enforcing the terms of this Section 7) (each, a “Proceeding”), regardless of whether commenced by the Company, the Target, any of their respective affiliates or any other person, of whether any indemnified person is a party thereto and of whether based in contract, tort or any other theory, and to reimburse each indemnified person within 30 days of written demand for any reasonable and documented out-of-pocket legal or other expenses incurred in connection with investigating or defending any of the foregoing (which legal expenses shall be limited to one firm of counsel for all the indemnified persons, taken as a whole, and, if reasonably necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all the indemnified persons, taken as a whole, and, solely in the case of an actual or perceived conflict of interest, one additional firm of counsel (and, if reasonably necessary, one additional firm of local counsel in each appropriate jurisdiction) to the affected indemnified persons that are similarly situated, taken as a whole); provided that the foregoing indemnity and expense reimbursement will not, as to any indemnified person, apply to any Liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (i) the bad faith, gross negligence or willful misconduct of such indemnified person or (ii) a material breach of the obligations of such indemnified person under this Commitment Letter or the Closing Payment Letter; provided further that the foregoing indemnity will not apply to any Proceeding solely between or among indemnified persons not arising from any act or omission by the Company or any of its affiliates, and (b) solely to the extent the Acquisition Closing Date (as defined below) occurs, to reimburse the Commitment Party on the Closing Date (to the extent an invoice therefor is received by the Invoice Date (as defined in Exhibit C hereto) or, if invoiced after the Invoice Date, within 30 days, for all reasonable and documented fees, charges and disbursements of one firm of counsel (and, if reasonably necessary, of a single firm of

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local counsel in each appropriate jurisdiction), incurred in connection with the Preferred Financing and any related documentation (including this Commitment Letter, the Closing Payment Letter and the Preferred Financing Documentation), not to exceed $[●] in the aggregate.

You shall not be liable for any settlement of any Proceeding effected without your prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your prior written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction in any such Proceeding, you agree to indemnify and hold harmless each indemnified person from and against any and all actual losses, claims, damages, liabilities and reasonable and documented legal or other out-of-pocket expenses incurred or paid by reason of such settlement or judgment in accordance with and to the extent provided in the other provisions herein.

You shall not, without the prior written consent of the Commitment Party (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any Proceedings in respect of which indemnity has been or could have been sought hereunder by any indemnified person unless such settlement (a) includes an unconditional release of such indemnified person in form and substance reasonably satisfactory to the Commitment Party from all Liability on claims that are the subject matter of such Proceedings and (b) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any indemnified person or any injunctive relief or other non-monetary remedy. You acknowledge that any failure to comply with your obligations under the preceding sentence may cause irreparable harm to the Commitment Party and the other indemnified persons.

5.            Absence of Fiduciary Relationship; Sharing Information; Affiliate Activities. You acknowledge that we and our affiliates and managed funds and accounts may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other persons that have or may have interests conflicting with your interests with respect to the transactions described herein and otherwise. We will not use confidential information obtained from you or your subsidiaries in the course of the transactions contemplated hereby (and not otherwise in our or any of our affiliates’ or managed funds’ or accounts’ possession or publicly available) in connection with the performance by us of services for other companies, and we will not furnish any such information to other companies in the course of performing such services. You also acknowledge that we have no obligation to use in connection with the transactions contemplated hereby, or furnish to you, confidential information obtained by us or any of our affiliates or managed funds or accounts from other persons.

You agree that the Commitment Party and any of its affiliates or managed funds or accounts through which it will be acting will act under this Commitment Letter and the Closing Payment Letter as independent contractors and that nothing in this Commitment Letter or the Closing Payment Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Commitment Party or any of its affiliates or managed funds or accounts, on the one hand, and you, your affiliates or your or their equity holders, on the other hand. You acknowledge and agree that (a) the transactions contemplated by this Commitment Letter and the Closing Payment Letter are arm’s-length commercial transactions between the Commitment Party and, if applicable, its affiliates and managed funds and accounts, on the one hand, and you, on the other, (b) in connection therewith and with the process leading to such transaction, the Commitment Party and, if applicable, its affiliates and managed funds and accounts are acting solely as a principal and have not been, are not and will not be acting as an advisor, agent or fiduciary of you, your affiliates or your or their management or equityholders or any other person and (c) with respect to the transactions contemplated hereby or the process leading thereto, the Commitment Party and, if applicable, its affiliates and managed funds and accounts have not assumed (i) an advisory or fiduciary responsibility in favor of you or your affiliates (irrespective of whether the Commitment Party or any of its affiliates or managed funds or accounts has advised or is currently advising you or your affiliates on other matters (which, for the avoidance of doubt, includes acting as a financial advisor to the Company

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or any of its affiliates in respect of any transaction related hereto)) or (ii) any other obligation except the obligations expressly set forth in this Commitment Letter. You further acknowledge and agree that (A) you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto, (B) you are capable of evaluating and understand and accept the terms, risks and conditions of the transactions contemplated hereby, and the Commitment Party and its affiliates and managed funds and accounts shall have no responsibility or liability to you with respect thereto, and (C) the Commitment Party and its affiliates and managed funds and accounts are not advising you as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction, and you shall consult with your own advisors concerning such matters and you shall be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby. Any review by the Commitment Party or any of its affiliates or managed funds or accounts of the Company, its subsidiaries, the Acquired Business, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Commitment Party and shall not be on behalf of the Company. The Company agrees that it will not claim that the Commitment Party or any of its affiliates or managed funds or accounts has rendered any advisory services, or assert any claim against the Commitment Party or any of its affiliates or managed funds or accounts based on an alleged breach of fiduciary duty by the Commitment Party or any of its affiliates or managed funds or accounts in connection with this Commitment Letter or the Closing Payment Letter and the transactions contemplated hereby or assert any claim based on any actual or potential conflict of interest that might be asserted to arise or result from the engagement of the Commitment Party or any of its affiliates or managed funds or accounts acting as a financial advisor to the Company or any of its affiliates, on the one hand, and the engagement of the Commitment Party hereunder and the transactions contemplated hereby, on the other hand.

6.            Assignments; Amendments; Governing Law, Waiver of Jury Trial. No party to this Commitment Letter may assign this Commitment Letter or any commitments or agreements hereunder to any other person without the prior written consent of each other party hereto (and any purported assignment without such consent will be null and void); provided that the Commitment Party may assign its commitment hereunder in respect of the Facilities and its agreements hereunder, in whole or in part, to (i) any funds, accounts or other vehicles that are managed or advised by Stone Point (in each case, excluding any portfolio company thereof) and (ii) with the Company’s prior written consent (not to be unreasonably withheld or delayed), its limited partners; provided, that, no such consent shall be required for any transfer of Preferred Shares to Cliffwater LLC, Public Sector Pension Investment Board or Kelso & Company, L.P., or any of their respective affiliates or managed funds or accounts (collectively, the “Approved Co-Investors”), provided, further, that the Commitment Party shall not be released from the portion of its commitment hereunder so assigned to the extent such assignee fails to fund the portion of the commitment assigned to it on the Closing Date notwithstanding the satisfaction or waiver of the conditions to funding set forth in Exhibit C hereto.

This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the parties hereto. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. The words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to this Commitment Letter, the Closing Payment Letter and/or any document to be signed in connection with this letter agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record. This Commitment Letter, the Closing Payment Letter and the side letter between the Company and Stone Point dated the date hereof are the only agreements that have been entered into by the

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parties hereto with respect to the Preferred Financing and set forth the entire understanding of the parties hereto with respect to thereto. This Commitment Letter is intended to be solely for the benefit of the parties hereto and the indemnified persons, and is not intended to confer any benefits upon, or create any rights in favor of or be enforceable by or at the request of, any person other than the parties hereto and the indemnified persons. Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

This Commitment Letter and the Closing Payment Letter shall be governed by, and construed in accordance with, the laws of the State of New York; provided that (a) the interpretation of the definition of “Company Material Adverse Effect” (as defined in Exhibit C hereto) and whether or not a “Company Material Adverse Effect” exists or has occurred, (b) the determination of the accuracy of any Acquisition Agreement Representations (as defined in Exhibit C hereto) and whether as a result of any inaccuracy of such representations and warranties the Company (or any of its affiliates) has the right to terminate its (or its affiliate’s) obligations under the Acquisition Agreement or the right to elect not to consummate the Acquisition and (c) the determination of whether the Acquisition has been consummated pursuant to, and in all material respects in accordance with, the terms of the Acquisition Agreement, in each case, will be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware or any other jurisdiction.

Each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of any state or Federal court sitting in the City of New York, Borough of Manhattan, over any suit, action or proceeding arising out of or relating to this Commitment Letter, the Closing Payment Letter, the performance of commitments and agreements hereunder or thereunder or the transactions contemplated hereby, and agrees, for itself and its affiliates, that any such suit, action or proceeding brought by it or any of its affiliates will be tried exclusively in the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in the City of New York, Borough of Manhattan. Each of the parties hereto agrees that service of any process, summons, notice or document by registered mail addressed to it at its address set forth above shall be effective service of process for any such suit, action or proceeding brought in any such court. Each of the parties hereto irrevocably and unconditionally waives to the extent permitted by applicable law any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any inconvenient forum. Each of the parties hereto agrees that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon it and may be enforced in any other courts to whose jurisdiction it is or may be subject, by suit upon judgment. You and we irrevocably agree to the extent permitted by applicable law to waive trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party arising out of or relating to this Commitment Letter, the Closing Payment Letter, the performance of commitments or agreements hereunder or thereunder or the transactions contemplated hereby or thereby.

Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Preferred Financing Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the funding of the Commitment is subject only to the conditions precedent as provided herein and (ii) the Closing Payment Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’

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rights generally and general principles of equity (whether considered in a proceeding in equity or law)) of the parties thereto with respect to the subject matter set forth therein.

7.            Confidentiality. You agree that you will not disclose, directly or indirectly, this Commitment Letter or the Closing Payment Letter, the contents of any of the foregoing or our activities pursuant hereto or thereto to any person without our prior written approval (such approval not to be unreasonably withheld, conditioned or delayed), except (a) on a confidential and need-to-know basis to the Investors and to your and any of the Investors’ affiliates and your and their respective officers, directors, members, partners, employees, investment committee members, agents, accountants, attorneys and other professional advisors, experts and representatives (collectively, with respect to any person, such person’s “Representatives”), who have been advised of the confidential nature of such information, (b) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case you agree, to the extent permitted by law and practicable, to inform us promptly thereof), (c) to the Target, its subsidiaries and its and their respective officers, directors, employees, agents, attorneys, accountants, advisors and controlling persons and its Representatives, who have been advised of the confidential nature of such information, on a confidential and need-to-know basis; provided that any such disclosure of the Closing Payment Letter or its contents shall be redacted in respect of amounts, percentages and basis points of compensation set forth therein, (d) to the extent you reasonably determine that such disclosure is customary or advisable to comply with your obligations under securities and other applicable laws, in any public filing in connection with the Transactions or the financing thereof, (e) in the case of the aggregate fee amounts contained in this Commitment Letter or the Closing Payment Letter, as part of projections, pro forma information or generic disclosure of aggregate sources and uses related to the Transactions (but without disclosing any specified fees or any other economic term set forth in this Commitment Letter or the Closing Payment Letter), in each case, to the extent customary or required in any offering or marketing materials or in any public filing relating to the Transactions or any governmental authority in connection with, or relating to, the Transactions (and only to the extent aggregated with all other fees and expenses of the Transactions and not presented as an individual line item unless required by applicable law, rule or regulation), (f) to the extent such information becomes publicly available other than by reason of disclosure by you or your Representatives in violation of this paragraph, (g) in the case of the information contained in the Exhibits hereto, to Moody’s, S&P and Fitch, on a confidential basis in connection with obtaining ratings for the Company, the Term Facility, the Backstop Facility and/or the Preferred Financing, (h) to any prospective equity investor and their respective officers, directors, employees, attorneys, accountants and advisors, in each case on a confidential basis and (i) as reasonably necessary in connection with the exercise of remedies with respect to, or the enforcement of your rights under, this Commitment Letter or the Closing Payment Letter in any litigation or arbitration action or other Proceeding relating thereto, to the extent such disclosure is reasonably necessary in connection with such litigation or arbitration action or other Proceeding. The confidentiality provisions set forth in this paragraph shall survive the termination of this Commitment Letter and (other than in respect of the Closing Payment Letter and its contents) expire and shall be of no further effect after the second anniversary of the date hereof.

We shall use all confidential information provided to us by or on behalf of you hereunder solely for the purpose of negotiating, evaluating and consummating the transactions contemplated by this Commitment Letter and the Closing Payment Letter and otherwise in connection with the Transactions and shall treat confidentially all such information, except in each case for information that was or becomes publicly available other than by reason of disclosure by us in violation of this paragraph or was or becomes available to us or any of our affiliates or managed funds or accounts from a third party that is not subject to a confidentiality obligation to you, the Sponsor, the Target or any or your or their respective subsidiaries or affiliates or to the extent such information is independently developed by us or our affiliates or managed

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funds or accounts; provided, however, that nothing herein shall prevent us from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process based on the reasonable advice of counsel (in which case we agree, to the extent permitted by law, rule or regulation and practicable, to inform you promptly thereof (except with respect to any audit or examination conducted by, bank accountants or any self-regulatory authority or governmental regulatory authority exercising examination or regulatory authority)), (b) upon the request or demand of any regulatory authority or self-regulatory authority having or claiming to have jurisdiction over us or our affiliates or managed funds or accounts (including, without limitation, in the course of inspections, examinations or inquiries by federal or state government agencies, regulatory agencies, self-regulatory agencies and rating agencies), in which case we agree (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), to the extent permitted by law and practicable, to inform you promptly thereof, (c) on a confidential and need-to-know basis to our affiliates, managed funds and accounts, co-investors, current and prospective financing sources and direct and indirect derivatives counterparties and our and their respective Representatives, who have been advised of the confidential nature of such information and either are subject to customary confidentiality obligations of employment or professional practice or have agreed to treat such information confidentially in accordance with the terms of this paragraph (or provisions substantially similar to this paragraph) (with the Commitment Party being responsible for any such of our affiliate’s, managed funds’ or accounts’ or co-investors’ or current or prospective financing sources or direct or indirect derivatives counterparties or our or their respective Representatives’ compliance with this clause (c)); provided, that no disclosure will be made by the Commitment Party, or any of our affiliates, managed funds or accounts, co-investors, current or prospective financing sources or direct or indirect derivatives counterparties or our or their respective Representatives pursuant to this clause (c) to any employees engaged directly or indirectly in the sale of the Target as representatives of the Target (other than, in each case, such persons engaged by you or your affiliates as part of the Acquisition and other than a limited number of senior employees who are required, in accordance with industry regulations or the Commitment Party’s internal policies and procedures to act in a supervisory capacity and the Commitment Party’s internal legal, compliance, risk management, credit or investment committee members) (the “Excluded Affiliates”), (d) for purposes of establishing a “due diligence” defense, or in connection with the exercise of any remedies hereunder or under the Closing Payment Letter or any suit, action or proceeding relating to this Commitment Letter or the Closing Payment Letter or (e) with your prior written consent. Our obligations under this paragraph shall be superseded by the confidentiality provisions of the Preferred Financing Documentation (if any) or, if the Preferred Financing Documentation is not executed and delivered, will terminate on the date that is two years after the date hereof.

8.            Certain Notifications. We hereby notify you that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”)) and 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), we may be required to obtain, verify and record information that identifies you and your subsidiaries, which information may include your and their names and addresses and other information that will allow us to identify you and your subsidiaries in accordance with the Patriot Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the Patriot Act and the Beneficial Ownership Regulation and is effective for us.

9.            Commitment Party’s Representation. The Commitment Party represents that (i) it is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the SEC under the Securities Act, as presently in effect and (ii) it is able to fend for itself, can bear the economic risk of its investment in the Preferred Financing, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Preferred Financing.

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10.          Acceptance and Termination; Survival. The Commitment Party’s Commitment and agreements hereunder shall automatically terminate on the earliest to occur of (a) 11:59 p.m., New York City time, on the date that is five (5) business days after the Outside Date (as defined in, and as may be extended pursuant to Section 10.1(b)(ii) of, the Acquisition Agreement as in effect on the date hereof) (such date, the “Commitment Outside Date”), (b) the date of the consummation of the Acquisition (such date, the “Acquisition Closing Date”), effective immediately following such consummation, with or without the use of any portion of the Preferred Financing and (c) the valid termination of the Acquisition Agreement in accordance with the terms thereof (and you hereby agree to notify us promptly thereof) (the earliest date in clauses (a) through (c) being referred to as the “Commitment Termination Date”).

The Closing Payment Letter and the provisions set forth in Sections 2, 4, 5, 6 and 7 hereof and this paragraph will remain in full force and effect regardless of whether the Preferred Financing is issued and notwithstanding the expiration or termination of this Commitment Letter or the Commitment Party’s commitment and agreements hereunder; provided that the second paragraph of Section 7 shall be superseded to the extent described in such paragraph. Subject to the provisions of the preceding sentence, you may terminate the Commitment Party’s Commitment hereunder, in whole or in part, in each case upon written notice to the Commitment Party at any time.

Please indicate your acceptance of the terms of this Commitment Letter and the Closing Payment Letter by signing and returning to the Commitment Party executed counterparts of this Commitment Letter and the Closing Payment Letter not later than 11:59 p.m., New York City time, on July 28, 2024 (the “Countersign Date”). Our offer hereunder will expire automatically and without further action or notice and without further obligation to you at such time in the event that the Commitment Party has not received such executed counterparts in accordance with the immediately preceding sentence. This Commitment Letter will become a binding commitment of the Commitment Party only after it has been duly executed and delivered by you in accordance with the first sentence of this paragraph.

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

STONE POINT CREDIT ADVISER LLC

by
/s/ Gene Basov
Name: Gene Basov
Title: Chief Financial Officer

[Project Elk Preferred Equity Commitment Letter Signature Page]

Accepted and agreed as of the date first above written:

ELK BIDCO LIMITED

by
/s/ A. Michael Muscolino
Name: A. Michael Muscolino
Title: Authorized Signatory

[Project Elk Preferred Equity Commitment Letter Signature Page]

EXHIBIT A

CONFIDENTIAL

Project Elk
Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter to which this Exhibit A is attached or the other Exhibits to the Commitment Letter.

Pursuant to the Agreement and Plan of Merger, dated as of the date hereof (together with the exhibits and schedules thereto, the disclosure schedules referred to therein, the ancillary agreements referred to therein and all related documents, collectively, the “Acquisition Agreement”), among the Company, a wholly owned subsidiary of the Company (“Merger Sub”), a Bermuda exempted company previously identified to us by you and codenamed as “Elk” (the “Target” and, together with its subsidiaries, the “Acquired Business”) and certain other parties thereto, the Company intends to acquire (the “Acquisition”), directly or indirectly, all the issued and outstanding ordinary shares of the Target pursuant to a series of transactions that will result in the merger of Merger Sub with and into the Target, with the Target as the ultimate surviving entity. Upon consummation of the Acquisition, the Company will directly own 100% of the ordinary shares of the Target.

To finance the Acquisition (including the repayment of certain indebtedness of the Acquired Business pursuant to the Acquisition Agreement) and the payment of related fees and expenses, it is intended that the Company will (1) borrow under a senior secured term loan facility having the terms set forth in Exhibit B to the Debt Commitment Letter (as defined below) (the “Term Facility”) in an aggregate principal amount of up to US$950,000,000 (as such amount may be increased in accordance with the following clause (ii)) to be comprised of (i) a tranche in an aggregate principal amount of US$250,000,000 (such tranche, the “Tranche A Term Facility”) and (ii) a tranche in an aggregate principal amount of the sum of (x) US$700,000,000 plus, (y) at the Company’s election, additional amounts sufficient to fund any upfront fees or OID required to be funded due to the exercise of the market flex provisions in the fee letter relating to the Term Facility (such tranche, the “Tranche B Term Facility”) and (2) issue newly issued preferred shares of a single class of preferred equity with an initial liquidation preference of $1,000 per share (such shares the “Preferred Shares”) and for an aggregate initial liquidation preference of up to $175,000,000 (the “Preferred Shares Issuance”).

Substantially concurrently with the consummation of the Acquisition, the Sponsor and certain other investors (including management or founders of the Target who are given the opportunity to roll their equity interests in the Target into the surviving entity or otherwise invest in connection with the Acquisition) (collectively, the “Investors”) will directly or indirectly subscribe for further shares (in the form of ordinary shares, Rollover Equity (as defined below) or other share classes on terms reasonably satisfactory to the Commitment Party) in the capital of the Company (collectively, the “Equity Subscription”), but excluding the Preferred Shares, in an aggregate amount equal to, when combined with the fair market value of the shares held by management and other existing shareholders of the Target rolled over into the surviving entity (the “Rollover Equity”) or invested in connection with the Transactions (which such rollover investment may be consummated immediately after the Acquisition), at least $3,500,000,000; provided that, on the Closing Date after giving effect to the Transactions, the Sponsor shall, directly or indirectly, beneficially own or control shares having at least a majority of the ordinary voting power for the election of a majority of the board of directors of the Company.

As soon as reasonably practicable following the date of this Commitment Letter, you intend to consult and coordinate with the arranger for the Term Facility and the Target to obtain amendments of,

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or waivers with respect to, the Existing Credit Agreement and the agreements listed on Schedule II to Exhibit C of the facilities commitment letter dated as of the date hereof (the “Debt Commitment Letter”) (together with the corresponding reimbursement or other applicable agreements, collectively, the “Existing LC Facilities”) under which outstanding and undrawn letters of credit for the account of the Target and certain of its subsidiaries are issued (collectively, the “Existing Letters of Credit”), in each case to (i) permit the Transactions to be consummated pursuant to the terms of the Acquisition Agreement and this Commitment Letter and (ii) make certain other changes specified on Exhibit F of the Debt Commitment Letter (collectively, the “Required Consents”).

To backstop (i) the Existing Letters of Credit, the Company will obtain a tranche comprised of a 364-day senior secured revolving credit facility (the “LC Backstop Tranche”) in aggregate principal amount of up to US$1,800,000,000 and (ii) the Existing Credit Agreement, the Company will obtain a tranche comprised of a 364-day senior secured revolving credit facility (the “Existing RCF Backstop Tranche” and, together with the LC Backstop Tranche, the “Backstop Facility” and, the Backstop Facility together with the Term Facility, the “Facilities”) in an aggregate principal amount of up to US$400,000,000; provided that (x) the Company will not obtain the Backstop Facility in any greater amount than is necessary to replace or cash collateralize Existing Letters of Credit and replace any revolving credit commitments due to the Required Consents with respect to the Existing LC Facilities or the Existing Credit Agreement, as applicable, not having been obtained on or prior to the Closing Date, and (y) such Backstop Facility may be used only (1) in the case of the LC Backstop Tranche, to replace or cash collateralize such Existing Letters of Credit and (2) in the case of the Existing RCF Backstop Tranche only, for working capital and other general corporate purposes of the Company and its subsidiaries (including the repayment of any amounts outstanding under the Existing Credit Agreement).

The transactions described above are collectively referred to herein as the “Transactions”.

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EXHIBIT B

CONFIDENTIAL

Project Elk
US$175,000,000 Preferred Share Financing

Summary of Principal Terms and Conditions

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EXHIBIT C

CONFIDENTIAL

Project Elk
Summary of Conditions Precedent

Capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Exhibit C is attached.

The funding of the Preferred Financing by the Commitment Party on the Closing Date shall only be subject to the following conditions precedent:

1.            The Acquisition shall have been (or, substantially concurrently with the funding of the Preferred Financing, shall be) consummated pursuant to, and in all material respects in accordance with, the terms of the Acquisition Agreement. The Acquisition Agreement shall not have been amended, supplemented or modified in any respect, or any provision or condition therein waived, or any consent granted thereunder (directly or indirectly), by the Company or any of its subsidiaries, if such amendment, supplementation, modification, waiver or consent would be material and adverse to the interests of the Commitment Party without the Commitment Party’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned), it being understood and agreed that (a) any amendment, supplementation, modification, waiver or consent that results in a reduction, when taken together with all prior reductions, of less than 10% in the original consideration for the Acquisition will be deemed not to be (and any such reduction of 10% or more will be deemed to be) material and adverse to interests of the Commitment Party, (b) any amendment, supplementation, modification, waiver or consent that results in an increase, when taken together with all prior increases, of less than 10% in the original consideration (unless such increase is paid with an increase in the Equity Subscription) for the Acquisition will be deemed not to be (and any such increase of 10% or more will be deemed to be) material and adverse to interests of the Commitment Party and (c) any amendment or modification to the definition of the term “Company Material Adverse Effect” in the Acquisition Agreement will be deemed to be materially adverse to the interests of the Commitment Party.

2.            The Commitment Party shall have received (a) audited consolidated balance sheets and related consolidated statements of comprehensive income, of changes in shareholders’ equity and of cash flows of the Target, prepared in accordance with U.S. GAAP, for the two most recent fiscal years that shall have ended prior to the Closing Date to the extent that such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) prior to the Closing Date, (b) unaudited condensed consolidated balance sheets and related condensed consolidated statements of comprehensive income, of changes in shareholders’ equity and of cash flows of the Target prepared in accordance with U.S. GAAP, for each fiscal quarter (other than the fourth fiscal quarter) ended after the date of the most recent balance sheet delivered pursuant to clause (a) above and prior to the Closing Date to the extent that such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) prior to the Closing Date and (c) a pro forma unaudited consolidated balance sheet of the Company giving effect to the Transactions. The Commitment Party hereby acknowledges that the Company’s or the Target’s public filing with the SEC of any required financial statements will satisfy the applicable requirements of the foregoing clauses (a) and (b) of this paragraph, provided that a subsequent Form 8-K, Item 4.02 has not been filed with respect to the financial statements included therein.

3.            Subject in all respects to the Limited Conditionality Provision, the Commitment Party shall have received (a) customary legal opinions from Simpson Thacher & Bartlett LLP, customary officers’ certificate (as to the satisfaction of the closing conditions set forth in this Exhibit C), customary secretary’s certificates, good standing (or equivalent) certificates, constitutional documents and reasonable

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evidence of authority (including incumbency and resolutions) with respect to the Company and (b) a certificate in the form of Exhibit D to the Commitment Letter from the Company executed by its chief financial officer or other senior financial officer, certifying that the Company and its subsidiaries, on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby, are solvent (collectively, the “Closing Deliverables”).

4.            At the time of and upon giving effect to the funding of the Preferred Financing on the Closing Date, (a) the Acquisition Agreement Representations (as defined below) shall be true and correct in all material respects (without duplication of any materiality qualifier set forth therein) and (b) the Specified Representations (as defined below) shall be true and correct in all material respects (without duplication of any materiality qualifier set forth therein).

5.            Since the date hereof until the First Effective Time, there shall not have occurred any Company Material Adverse Effect that is continuing. “First Effective Time” and “Company Material Adverse Effect” have the meanings assigned to such terms in the Acquisition Agreement (as in effect on the date hereof).

6.            Subject in all respects to the Limited Conditionality Provision, the Company shall have executed and delivered the Preferred Share Documentation that is substantially consistent with the terms set forth in the Commitment Letter.

7.            Substantially concurrently with the consummation of the Acquisition, the Equity Subscription and the borrowing of the Term Facility shall have been made in the manner described in Exhibit A to the Commitment Letter.

8.            The Commitment Party shall have received, at least three (3) business days prior to the Closing Date, all documentation and other information requested by it in writing to the Company at least 10 business days prior to the Closing Date that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act and the Beneficial Ownership Regulation.

9.            All fees and expenses required to be paid on the Closing Date pursuant to the Closing Payment Letter, to the extent invoiced at least three (3) business days prior to the Closing Date (the “Invoice Date”), shall have been paid (which amounts may, at the Company’s option, be offset against the proceeds of the funding of the Preferred Financing on the Closing Date).

Notwithstanding anything in the Commitment Letter, the Preferred Share Documentation or any other agreement or undertaking relating to the Preferred Financing to the contrary, (a) the only representations and warranties the accuracy of which shall be a condition to the funding of the Preferred Financing on the Closing Date shall be (i) such of the representations and warranties made by the Target with respect to the Target and its subsidiaries in the Acquisition Agreement as are material to the interests of the Commitment Party, but only to the extent that the Company (or any of its affiliates) has the right to terminate its (or its affiliate’s) obligations under the Acquisition Agreement (or the right to elect not to consummate the Acquisition without any liability) as a result of any inaccuracy of such representations and warranties in the Acquisition Agreement (the “Acquisition Agreement Representations”) and (ii) the Specified Representations and (b) the Preferred Share Documentation and the Closing Deliverables shall be in a form such that they do not impair the funding of the Preferred Financing on the Closing Date if the conditions expressly set forth in this Exhibit C are satisfied (or waived by the Commitment Party). For purposes hereof, “Specified Representations” means the representations and warranties of the Company set forth in the Purchase Agreement relating to due organization and existence of the Company; requisite power and authority of the Company to enter into the Preferred Share Documentation; due authorization, execution and delivery by the Company of the Purchase Agreement and enforceability of the Purchase Agreement

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against the Company; the issuance of the Preferred Shares not conflicting with the Company’s constitutional documents; valid issuance of the Preferred Shares and that the Preferred Shares are fully paid and non-assessable; Investment Company Act; solvency as of the Closing Date of the Company and its subsidiaries on a consolidated basis after giving effect to the Transactions (solvency to be defined in a manner consistent with Exhibit D to the Commitment Letter); and the use of proceeds on the Closing Date not violating any applicable anti-corruption laws, anti-money laundering laws and sanctions. This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provision”. To the extent any of the Specified Representations are qualified by or subject to the “material adverse effect”, “material adverse change” or similar term or qualification, the definition thereof shall be the definition of Company Material Adverse Effect (as defined in the Acquisition Agreement) for purposes of any such representations and warranties made or deemed made on, or as of, the Closing Date (or any date prior thereto). Without limiting the conditions precedent provided herein, the Commitment Party will cooperate with you as reasonably requested in coordinating the timing and procedures for the availability of the Preferred Share Financing on the Closing Date in a manner consistent with the Acquisition Agreement.

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EXHIBIT D

CONFIDENTIAL

SOLVENCY CERTIFICATE

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